                                                                       EXHIBIT A

                                                                  EXECUTION COPY

================================================================================

                            STOCK PURCHASE AGREEMENT

                                  by and among

                CI LAW TRUSTEES LIMITED FOR THE SAN ROQUE TRUST,

                            DR. SERGE C.P. BELAMANT,

                  SOUTH AFRICAN PRIVATE EQUITY FUND III, L.P.,

                     SOUTH AFRICAN PRIVATE EQUITY TRUST III,

                          BRAIT INTERNATIONAL LIMITED,

                      BRENTHURST PRIVATE EQUITY II LIMITED,

                BRENTHURST PRIVATE EQUITY SOUTH AFRICA I LIMITED,

                       GENERAL ATLANTIC PARTNERS 80, L.P.,

                                  GAPSTAR, LLC,

                           GAP COINVESTMENTS III, LLC,

                           GAP COINVESTMENTS IV, LLC,

                               GAPCO GMBH & CO. KG

                                       and

                          NET 1 UEPS TECHNOLOGIES, INC.

                              --------------------
                              Dated: July 18, 2005
                              --------------------

================================================================================

                                TABLE OF CONTENTS

                                                                                                 PAGE
                                                                                                 ----
ARTICLE I    DEFINITIONS.......................................................................    2
     1.1     Definitions.......................................................................    2

ARTICLE II   PURCHASE AND SALE OF COMMON STOCK.................................................    5
     2.1     Purchase and Sale of Common Stock.................................................    5
     2.2     Closing...........................................................................    5
     2.3     Closing Deliveries................................................................    5

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE SELLERS.....................................    6
     3.1     Existence and Power...............................................................    6
     3.2     Authorization; No Contravention...................................................    6
     3.3     Governmental Authorization; Third Party Consents..................................    6
     3.4     Binding Effect....................................................................    6
     3.5     Title.............................................................................    6
     3.6     Litigation........................................................................    6
     3.7     Private Offering..................................................................    7
     3.8     Broker's, Finder's or Similar Fees................................................    7

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..................................    7
     4.1     Existence and Power...............................................................    7
     4.2     Authorization; No Contravention...................................................    7
     4.3     Governmental Authorization; Third Party Consents..................................    7
     4.4     Binding Effect....................................................................    8
     4.5     Purchase for Own Account..........................................................    8
     4.6     Restricted Securities.............................................................    8
     4.7     Broker's, Finder's or Similar Fees................................................    8
     4.8     Accredited Investor...............................................................    8
     4.9     Group.............................................................................    8

ARTICLE V    REPRESENTATION AND WARRANTIES OF THE COMPANY......................................    9
     5.1     Existence and Power...............................................................    9
     5.2     Authorization; No Contravention...................................................    9
     5.3     Governmental Authorization; Third Party Consents..................................    9
     5.4     Binding Effect....................................................................    9
     5.5     Litigation........................................................................    9
     5.6     Broker's, Finder's or Similar Fees................................................   10

ARTICLE VI   CONDITIONS TO THE OBLIGATION OF THE PURCHASERS TO CLOSE...........................   10
     6.1     Purchased Shares..................................................................   10

     6.2     IPO...............................................................................   10
     6.3     Representations and Warranties....................................................   10

ARTICLE VII  CONDITIONS TO THE OBLIGATION OF THE SELLERS TO CLOSE..............................   10
     7.1     Payment of Purchase Price.........................................................   10
     7.2     IPO...............................................................................   10
     7.3     Representations and Warranties....................................................   11

ARTICLE VIII COVENANTS.........................................................................   11
     8.1     Obligation to Indemnify...........................................................   11
     8.2     Indemnification Procedure.........................................................   11
     8.3     Non-Public Information............................................................   12
     8.4     Corporate Governance..............................................................   13
     8.5     Registration Rights...............................................................   14

ARTICLE IX   TERMINATION OF AGREEMENT..........................................................   14
     9.1     Termination.......................................................................   14
     9.2     Survival..........................................................................   15

ARTICLE X    MISCELLANEOUS.....................................................................   15
     10.1    Survival of Representations and Warranties........................................   15
     10.2    Notices...........................................................................   15
     10.3    Successors and Assigns; Third Party Beneficiaries.................................   17
     10.4    Amendment and Waiver..............................................................   17
     10.5    Headings..........................................................................   17
     10.6    GOVERNING LAW.....................................................................   17
     10.7    Consent to Jurisdiction; Service of Process.......................................   17
     10.8    WAIVER OF JURY TRIAL..............................................................   18
     10.9    Severability......................................................................   18
     10.10   Rules of Construction.............................................................   18
     10.11   Entire Agreement..................................................................   18
     10.12   Public Announcements..............................................................   18
     10.13   Further Assurances................................................................   19
     10.14   Counterparts......................................................................   19

Exhibit A    Purchased Shares

Exhibit B    Registration Rights

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT, dated as of July 18, 2005 (this "Agreement"), by and among:

            A. CI Law Trustees Limited for the San Roque Trust, a Channel Islands trust (the "San Roque Trust");

            B. Dr. Serge C.P. Belamant ("Belamant");

            C. South African Private Equity Fund III, L.P., a Cayman Islands limited partnership ("SAPEF");

            D. South African Private Equity Trust III, a South African trust ("SAPET");

            E. Brait International Limited, a Mauritian company ("Brait");

            F. Brenthurst Private Equity II Limited, a British Virgin Islands company ("Brenthurst II");

            G. Brenthurst Private Equity South Africa I Limited, a British Virgin Islands company ("Brenthurst I" and, collectively with the San Roque Trust, Belamant, SAPEF, SAPET, Brait and Brenthurst II, the "Sellers");

            H. General Atlantic Partners 80, L.P., a Delaware limited partnership ("GAP LP");

            I. GapStar, LLC, a Delaware limited liability company ("GapStar");

            J. GAP Coinvestments III, LLC, a Delaware limited liability company ("GAP Coinvestments III");

            K. GAP Coinvestments IV, LLC, a Delaware limited liability company ("GAP Coinvestments IV");

            L. GAPCO GmbH & Co. KG, a German limited partnership ("GAPCO KG" and, collectively with GAP LP, GapStar, GAP Coinvestments III and GAP Coinvestments IV, the "Purchasers"); and

            M. Net 1 UEPS Technologies, Inc., a Florida corporation (the "Company").

            WHEREAS, upon the terms and conditions set forth in this Agreement, each of the Sellers proposes to sell to each of the Purchasers the aggregate number of shares of Common Stock, par value $0.001 per share (the "Common Stock"), of the Company calculated in the manner set forth in Section 2.1 for an aggregate purchase price of $75,000,000.

            NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

            1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

            "Affiliate" shall mean any Person who is an "affiliate" as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

            "Agreement" means this Agreement as the same may be amended, supplemented or modified in accordance with the terms hereof.

            "Belamant" has the meaning set forth in the preamble to this Agreement.

            "Brait" has the meaning set forth in the preamble to this Agreement.

            "Brenthurst I" has the meaning set forth in the preamble to this Agreement.

            "Brenthurst II" has the meaning set forth in the preamble to this Agreement.

            "Board of Directors" means the board of directors of the Company.

            "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York or South Africa are authorized or required by law or executive order to close.

            "Closing" has the meaning set forth in Section 2.2 of this Agreement.

            "Closing Date" has the meaning set forth in Section 2.2 of this Agreement.

            "Commission" means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.

            "Common Stock" has the meaning set forth in the recitals to this Agreement.

            "Company" has the meaning set forth in the recitals to this Agreement.

            "Contractual Obligations" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument to which such Person is a party or by which it or any of its assets or properties are bound.

            "Exchange Act" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder.

            "GA Designee" has the meaning set forth in Section 8.4(a) of this Agreement.

            "GA LLC" means General Atlantic LLC.

            "GAP Coinvestments III" has the meaning set forth in the preamble to this Agreement.

            "GAP Coinvestments IV" has the meaning set forth in the preamble to this Agreement.

            "GAPCO KG" has the meaning set forth in the preamble to this Agreement.

            "GAP Group" has the meaning set forth in Section 4.9 of this Agreement.

            "GAP LP" has the meaning set forth in the preamble to this Agreement.

            "GapStar" has the meaning set forth in the preamble to this Agreement.

            "Governmental Authority" means (a) the government of any nation, state, city, locality or other political subdivision thereof, (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and (c) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

            "Indemnified Group" has the meaning set forth in Section 8.1 of this Agreement.

            "Indemnified Party" has the meaning set forth in Section 8.2(a) of this Agreement.

            "Indemnifying Party" has the meaning set forth in Section 8.2(a) of this Agreement.

            "Investment Amount" means $75,000,000; provided, however, that if the number of shares of Common Stock being offered for sale pursuant to the final prospectus contained in the Registration Statement (the "final share number") is less than the number of shares of Common Stock that was proposed to be offered for sale in the Company's "red herring" prospectus (the "red herring share number"), then the Investment Amount shall be reduced by the same percentage by which the final share number is less than the red herring number, but in no event shall the Investment Amount be reduced to less than $60,000,000.

            "IPO" means the Company's initial public offering of its shares of Common Stock as contemplated by its Registration Statement.

            "Legal Action" means any action, suit, proceeding, claim, complaint, demand, dispute or investigation before any Government Authority or arbitrator.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or preference, priority, right or other security interest or preferential arrangement of any kind or nature whatsoever.

            "Losses" means any losses, claims, damages, diminutions in value, expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel) or other liabilities.

            "Non-Public Information" has the meaning set forth in Section 8.3(a) of this Agreement.

            "Observer" has the meaning set forth in Section 8.4(a) of this Agreement.

            "Order" means any order, judgment, injunction, award, decree or writ of any Governmental Authority or arbitrator.

            "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

            "Purchased Shares" has the meaning set forth in Section 2.1 of this Agreement.

            "Purchase Price" means the "initial public offering price per share" of Common Stock as set forth on the front cover of the final prospectus contained in the Registration Statement.

            "Purchasers" has the meaning set forth in the preamble to this Agreement.

            "Registration Statement" means the Company's Registration Statement on Form S-1 (Registration Number 333-125273), as amended.

            "Requirements of Law" means any applicable law, statute, treaty, rule, regulation, qualification, franchise, license or determination of any Governmental Authority.

            "San Roque Trust" has the meaning set forth in the preamble to this Agreement.

            "SAPEF" has the meaning set forth in the preamble to this Agreement.

            "SAPET" has the meaning set forth in the preamble to this Agreement.

            "Securities Act" means the United States Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

            "Sellers" has the meaning set forth in the preamble to this Agreement.

                                   ARTICLE II

                        PURCHASE AND SALE OF COMMON STOCK

            2.1 Purchase and Sale of Common Stock. Subject to the terms and conditions set forth in this Agreement, each of the Sellers agrees to sell to each of the Purchasers, and each such Purchaser, jointly and severally, agrees to purchase from each such Seller, on the Closing Date, the number of shares of Common Stock determined by taking the aggregate number of Purchased Shares calculated in accordance with the next sentence of this Section 2.1 and multiplying such number by the percentage set forth opposite such Purchaser's name on Exhibit A hereto, in consideration of the aggregate purchase price equal to the product of (a) such number of shares of Common Stock purchased by such Purchaser from such Seller multiplied by (b) the Purchase Price. For purposes of this Agreement, the aggregate number of all Purchased Shares shall be equal to the quotient obtained by dividing (i) the Investment Amount by (ii) the Purchase Price (rounded to the nearest whole share). The shares of Common Stock being purchased pursuant to this Section 2.1 are collectively referred to as the "Purchased Shares." The Purchased Shares shall be purchased from each Seller in accordance with the percentages set forth on Exhibit A hereto.

            2.2 Closing. Unless this Agreement has been terminated in accordance with Section 9.1, the closing of the sale and purchase of the Purchased Shares (the "Closing") shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 1251 Avenue of the Americas, New York, New York at 10:00 a.m., local time, simultaneously with the closing of the IPO, or at such other time, place and date that the parties hereto may agree in writing (the "Closing Date"); provided, however, that in no event shall the Closing Date be later than the closing of the IPO.

            2.3 Closing Deliveries. On the Closing Date, (a) each of the Sellers shall deliver to each of the Purchasers a certificate or certificates in definitive form and registered in the name of such Purchaser representing the Purchased Shares and (b) each of the Purchasers shall pay the purchase price for its Purchased Shares by wire transfer of immediately available funds to bank accounts designated by the Sellers.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

            Each of the Sellers, severally but not jointly, hereby represents and warrants to each of the Purchasers as follows:

            3.1 Existence and Power. Such Seller (a) is a corporation, partnership, limited liability company or trust, as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite power and authority to execute, deliver and perform its obligations under this Agreement.

            3.2 Authorization; No Contravention. The execution, delivery and performance by such Seller of this Agreement or the transactions contemplated hereby (a) have been duly authorized by all necessary action, (b) do not contravene the terms of such Seller's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach, default or contravention of, or the creation of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any Lien under, any Contractual Obligation of such Seller or a Requirement of Law applicable to such Seller, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Seller.

            3.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Seller of this Agreement or the transactions contemplated hereby.

            3.4 Binding Effect. This Agreement has been duly executed and delivered by such Seller, and constitutes the legal, valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            3.5 Title. Such Seller (a) owns all of its Purchased Shares beneficially and of record and free and clear of any Lien and (b) has the full power and authority to convey its Purchased Shares free and clear of any Lien. Upon delivery of and payment for such Purchased Shares, such Seller will transfer to each Purchaser good and valid title to the Purchased Shares being purchased by such Purchaser, free and clear of any Lien (other than any Liens created by actions of the Purchasers).

            3.6 Litigation. There are no Legal Actions pending or, to the knowledge of such Seller, threatened against such Seller purporting to enjoin or restrain the execution, delivery or performance by such Seller of this Agreement and the transactions contemplated hereby.

            3.7 Private Offering. No registration of the Purchased Shares, pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws, will be required by the offer or sale of the Purchased Shares. Such Seller agrees that neither it, nor anyone acting on its behalf, shall offer to sell the Purchased Shares or any other securities of the Company so as to require the registration of the Purchased Shares pursuant to the provisions of the Securities Act or any state securities or "blue sky" laws.

            3.8 Broker's, Finder's or Similar Fees. Any brokerage commissions, finder's fees, placement fees, or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Seller or any of its Affiliates or any action taken by any such Person shall be paid by such Seller on the Closing Date.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

            Each of the Purchasers hereby represents and warrants to each of the Sellers as follows:

            4.1 Existence and Power. Such Purchaser (a) is a limited partnership or limited liability company, as the case may be, duly organized and validly existing under the laws of the jurisdiction of its formation and (b) has the requisite partnership or limited liability company, as the case may be, power and authority to execute, deliver and perform its obligations under this Agreement.

            4.2 Authorization; No Contravention. The execution, delivery and performance by such Purchaser of this Agreement and the transactions contemplated hereby (a) have been duly authorized by all necessary partnership or limited liability company, as the case may be, action, (b) do not contravene the terms of such Purchaser's organizational documents, or any amendment thereof, (c) do not violate, conflict with or result in any breach, default or contravention of, or the creation of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any Lien under, any Contractual Obligation of such Purchaser or a Requirement of Law applicable to such Purchaser, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, such Purchaser.

            4.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, such Purchaser of this Agreement or the transactions contemplated hereby.

            4.4 Binding Effect. This Agreement has been duly executed and delivered by such Purchaser and constitutes the legal, valid and binding obligation of such Purchaser, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally or by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            4.5 Purchase for Own Account. The Purchased Shares to be acquired by such Purchaser pursuant to this Agreement are being acquired for its own account for investment only, and not with a view to, or for sale in connection with, any distribution of such Purchased Shares or any part thereof in any transaction that would be in violation of the securities laws of the United States of America. Such Purchaser understands and agrees that such Purchased Shares have not been registered under the Securities Act and are "restricted securities" within the meaning of Rule 144 under the Securities Act and that the Purchased Shares cannot be sold, transferred or otherwise disposed of except in compliance with the Securities Act. Such Purchaser agrees to the imprinting of a legend on certificates representing all of its Purchased Shares to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.

            4.6 Restricted Securities. Such Purchaser understands that the Purchased Shares will not be registered at the time of their issuance under the Securities Act for the reason that the sale provided for in this Agreement is exempt pursuant to Section 4(2) of the Securities Act and that the reliance of the Company on such exemption is predicated in part on such Purchaser's representations set forth herein.

            4.7 Broker's, Finder's or Similar Fees. There are no brokerage commissions, finder's fees or similar fees or commissions payable by such Purchaser in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with such Purchaser or any action taken by such Purchaser.

            4.8 Accredited Investor. Such Purchaser is an "Accredited Investor" within the meaning of Rule 501 of Regulation D under the Securities Act, as presently in effect.

            4.9 Group. The Purchasers are Affiliates of each other and constitute a "group" (as defined in Rule 13d -5 promulgated under the Exchange
Act). The Purchasers are also members of a "group" of investment entities that are Affiliates of GA

LLC (such group, the "GAP Group"). The GAP Group beneficially owns assets with a fair market value in excess of $100 million.

                                   ARTICLE V

                  REPRESENTATION AND WARRANTIES OF THE COMPANY

            The Company hereby represents and warrants to the Purchasers as follows:

            5.1 Existence and Power. The Company (a) is a corporation duly organized and validly existing under the laws of Florida and (b) has the requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

            5.2 Authorization; No Contravention. The execution, delivery and performance by the Company of this Agreement or the transactions contemplated hereby (a) have been duly authorized by all necessary corporate action, (b) do not contravene the terms of the Company's articles of incorporation or by-laws, or any amendment thereof, (c) do not violate, conflict with or result in any breach, default or contravention of, or the creation of (or with due notice or lapse of time or both would result in any breach, default or contravention of) any Lien under, any Contractual Obligation of the Company or a Requirement of Law applicable to the Company, and (d) do not violate any Orders of any Governmental Authority against, or binding upon, the Company.

            5.3 Governmental Authorization; Third Party Consents. No approval, consent, compliance, exemption, authorization or other action by, or notice to, or filing with, any Governmental Authority or any other Person, and no lapse of a waiting period under any Requirement of Law, is necessary or required in connection with the execution, delivery or performance (including, without limitation, the purchase of the Purchased Shares) by, or enforcement against, the Company of this Agreement or the transactions contemplated hereby.

            5.4 Binding Effect. This Agreement has been duly executed and delivered by the Company, and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity relating to enforceability (regardless of whether considered in a proceeding at law or in equity).

            5.5 Litigation. There are no Legal Actions pending or, to the knowledge of the Company, threatened against the Company purporting to enjoin or restrain the execution, delivery or performance by the Company of this Agreement and the transactions contemplated hereby.

            5.6 Broker's, Finder's or Similar Fees. Any brokerage commissions, finder's fees, placement fees, or similar fees or commissions payable in connection with the transactions contemplated hereby based on any agreement, arrangement or understanding with the Company or any of its Affiliates or any action taken by any such Person shall be paid by the Company on the Closing Date.

                                   ARTICLE VI

                          CONDITIONS TO THE OBLIGATION
                           OF THE PURCHASERS TO CLOSE

            The obligation of the Purchasers to purchase the Purchased Shares, to pay the purchase price therefor at the Closing and to perform their other obligations hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date:

            6.1 Purchased Shares. The Sellers shall have delivered to each of the Purchasers certificates in definitive form representing the number of Purchased Shares calculated in the manner set forth in Section 2.1.

            6.2 IPO. The Registration Statement shall have been declared effective by the Commission, such Registration Statement shall remain effective, no stop order shall have been issued by the Commission against such Registration Statement and the Company shall have, simultaneously with the Closing, consummated the IPO.

            6.3 Representations and Warranties. The representations and warranties of the Sellers and the Company contained in this Agreement shall each be true and correct as of the Closing Date. Each of the Sellers and the Company shall have delivered to the Purchasers a certificate, dated as of the Closing Date and signed by a duly authorized officer of such Seller or the Company, as the case may be, certifying as to the foregoing.

                                  ARTICLE VII

                          CONDITIONS TO THE OBLIGATION
                             OF THE SELLERS TO CLOSE

            The obligation of the Sellers to sell the Purchased Shares and to perform their other obligations hereunder shall be subject to the satisfaction of the following conditions on or before the Closing Date:

            7.1 Payment of Purchase Price. Each Purchaser shall be prepared to pay the aggregate purchase price for the Purchased Shares to be purchased by such Purchaser.

            7.2 IPO. The Registration Statement shall have been declared effective by the Commission, such Registration Statement shall remain effective, no stop order shall have been issued by the Commission against such Registration Statement and the Company shall have, simultaneously with the Closing, consummated the IPO.

            7.3 Representations and Warranties. The representations and warranties of the Purchasers contained in this Agreement shall each be true and correct as of the Closing Date. Each of the Purchasers shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by a duly authorized officer of such Purchaser, certifying as to the foregoing.

                                  ARTICLE VIII

                                    COVENANTS

            8.1 Obligation to Indemnify. Each of the Sellers, severally but not jointly, shall indemnify, defend and hold harmless each Purchaser and its Affiliates, directors, officers, partners, members, employees, agents and representatives, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, its "Indemnified Group"), from and against any and all Losses incurred or suffered by any Purchaser or any member of its Indemnified Group to the extent such Losses arise out of or relate to the breach of any representation, warranty, covenant or agreement of such Seller contained in this Agreement.

            8.2 Indemnification Procedure.

                  (a) Any Person seeking indemnification under Section 8.1 (the "Indemnified Party") shall promptly notify the party from whom indemnification is being sought (the "Indemnifying Party") in writing of any claim or demand for which the Indemnified Party is asserting an indemnification claim. Notice shall in all events be considered prompt if given no later than thirty days after the Indemnified Party becomes aware of such claim or demand. Such notice shall be accompanied by a reasonably full description of the basis for such claim or demand and a reference to the provisions of this Agreement under which liability is asserted; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party of any liability hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

                  (b) The Indemnifying Party shall have the right to participate jointly in the defense of any third party Legal Action in connection with which the Indemnified Party is seeking indemnification hereunder, and the Indemnifying Party may elect to take over the defense of such Legal Action with counsel satisfactory to the Indemnified Party. The Indemnifying Party shall notify the Indemnified Party within thirty days of its receipt of a claim notice pursuant to this Section 8.2 as to whether or not it will assume the defense against such Legal Action. If the Indemnifying Party elects to take over the defense of such Legal Action, then:

                        (i) it shall keep the Indemnified Party informed as to the status of such Legal Action and shall promptly send copies of all related pleadings to the Indemnified Party;

                        (ii) with respect to any claim involved in such Legal Action, the Indemnifying Party shall have the sole right to contest, settle or otherwise dispose of such claim on such terms as the Indemnifying Party shall deem appropriate; provided, however, that the consent of the Indemnified Party to any settlement or disposition shall be required if (A) it results in any liability to or equitable relief against the Indemnified Party, (B) the result would restrict the future activity of the Indemnified Party or any of its Affiliates or (C) the result would result in the admission or finding of a violation of law or violation of the rights of any Person by the Indemnified Party or any of its Affiliates; and

                        (iii) the Indemnified Party shall have the right to participate jointly in the defense of such Legal Action with another counsel of its own choosing, but shall do so at its own cost unless (A) there are defenses available to the Indemnified Party that are not available to the Indemnifying Party or (B) a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party, in which case the costs of such of other counsel shall be paid by the Indemnifying Party.

            If the Indemnifying Party does not elect to take over the defense of such Legal Action, then the Indemnified Party shall have the right, but not the obligation, to contest, settle or otherwise dispose of such Legal Action.

            8.3 Non-Public Information.

                  (a) Each of the Sellers acknowledges that (i) the Purchasers have informed such Seller that the Purchasers may possess certain non-public information concerning the Company and its subsidiaries and/or the Purchased Shares that may or may not be independently known to such Seller (all of such non-public information is referred to as "Non-Public Information") and (ii) the Purchasers have not disclosed the Non-Public Information to such Seller.

                  (b) Each of the Sellers is executing, delivering and performing this Agreement notwithstanding that it is aware that the Non-Public Information may exist and that the Non-Public Information has not been disclosed to such Seller, and such Seller confirms and acknowledges that neither the existence of the Non-Public Information, the substance of the Non-Public Information nor the fact that the Non-Public Information has not been disclosed to such Seller is material to such Seller or to its decision to execute, deliver and perform this Agreement.

                  (c) Each of the Sellers does, for itself and its respective officers, directors, stockholders, employees, agents, representatives, successors and/or assigns, hereby: (i) fully and irrevocably waive any and all rights, remedies and claims it would or could have, or may hereafter have, against each Purchaser and its Indemnified Group arising out of or relating to the existence or substance of the Non-Public

Information or the fact that the Non-Public Information has not been disclosed to such Seller; and (ii) forever release, discharge and dismiss any and all claims, rights, causes of action, suits, obligations, debts, demands, arrangements, promises, liabilities, controversies, costs, expenses, fees or damages of any kind, whether known or unknown, accrued or not accrued, foreseen or unforeseen or matured or not matured, that it ever had, now has, can have, or shall or may hereafter have (including, but not limited to, any and all claims alleging violations of U.S. federal or state securities laws, common-law fraud or deceit, breach of fiduciary duty, negligence or otherwise), whether directly, derivatively, representatively or in any other capacity, against any of the Purchasers or their respective Indemnified Groups which (x) arise in connection with the execution, delivery and performance of this Agreement and the purchase of the Purchased Shares and (y) are based upon, arise from or in any way relate to, directly or indirectly, the existence or substance of the Non-Public Information or the fact that the Non-Public Information has not been disclosed to such Seller.

            8.4 Corporate Governance.

                  (a) The Company shall cause one vacancy to be created on its Board of Directors and cause to be elected to the Board of Directors, either at a meeting of the Board of Directors or by written resolution in lieu of a meeting of the Board of Directors, within 10 Business Days of the Closing Date, one person designated by GAP LP, who shall initially be Florian P. Wendelstadt (the "GA Designee"). In the event that the GA Designee shall cease to serve as director for any reason, the Company shall cause the vacancy resulting thereby to be filled by another designee of GAP LP (who shall be deemed the GA Designee). The Company shall also permit one non-voting observer designated by GAP LP (the "Observer") to participate in all meetings of the Board of Directors and committees thereof.

                  (b) At each annual or special meeting of the stockholders of the Company after the IPO at which directors are elected, GAP LP shall be entitled to designate to the Board of Directors the GA Designee as a nominee to serve as one of the directors of the Company. The Company shall cause the GA Designee to be included in the slate of nominees recommended by the Board of Directors to the Company's stockholders for election as directors, and the Company shall use its reasonable best efforts to cause the election of the GA Designee, including, without limitation, recommending to the stockholders of the Company that the stockholders vote in favor of the election of the GA Designee and voting any proxies the Company holds, and using its reasonable best efforts to cause any officers of the Company who hold proxies to vote such proxies in favor of the election of the GA Designee, except, in either case, as otherwise directed by the stockholder who submitted such proxy.

                  (c) The Company shall reimburse the GA Designee and, if the Observer attends with the Company's prior consent, the Observer for their reasonable travel and accommodation expenses incurred in connection with attending meetings of the Board of Directors and committees thereof, and provide such other expense reimbursement as is consistent with the reimbursement provided to other members of the

Board of Directors in their capacities as directors of the Company, upon presentation of receipts or other similar documentation.

                  (d) Subject to applicable Requirements of Law (including, without limitation, any stock market rules and regulations), the GA Designee shall have the right to serve on each committee of the Board of Directors.

                  (e) This Section 8.4 shall terminate and be of no further force and effect at such time as the Purchasers, together with their Affiliates, own, in the aggregate, a number of shares of Common Stock that is less than fifty percent (50%) of the total number of Purchased Shares that the Purchasers purchase from the Sellers at the Closing (as adjusted to reflect any stock dividends, splits, combinations or similar changes to the total number of outstanding shares of Common Stock).

            8.5 Registration Rights. As soon as practicable after the date of this Agreement, but in any event by no later than September 30, 2005, the Company shall enter into a registration rights agreement with the Purchasers under which the Company grants to the Purchasers the registration rights set forth on Exhibit B hereto. The Purchasers acknowledge that the Company intends to grant registration rights to certain other shareholders of the Company as well in such registration rights agreement.

            8.6 Sale to Competitor. None of the Purchasers shall, directly or indirectly, without the prior written consent of the Company, offer, sell, contract to sell, transfer, pledge or grant an option over any of the Purchased Shares to any Person that is a direct competitor of the Company, other than in connection with a change of control or sale of the Company (whether by merger, consolidation, tender offer, exchange offer, sale of shares of capital stock, other business combination transaction, sale of all or substantially all of the assets or otherwise).

                                   ARTICLE IX

                            TERMINATION OF AGREEMENT

            9.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                  (a) at the election of the Sellers or the Purchasers by written notice to the other parties hereto, if an underwriting agreement is entered into in connection with the IPO and then such underwriting agreement is subsequently terminated; or

                  (b) at the election of the Sellers or the Purchasers by written notice to the other parties hereto after 5:00 p.m., New York time, on August 31, 2005, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of the Sellers and the Purchasers.

            If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 9.2.

            9.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, then (a) this Agreement shall become void and of no further force and effect, except for the provisions of this Section 9.2 and Sections 10.2 through 10.12 (inclusive) and
(b) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 9.1(a) or Section 9.1(b).

                                   ARTICLE X

                                 MISCELLANEOUS

            10.1 Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement.

            10.2 Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

            if to the Sellers, to:

            c/o DLA Piper Rudnick Gray Cary US LLP
            1251 Avenue of the Americas
            New York, NY 10020-1104
            Facsimile: +1 212 835 6001
            Attention: Marjorie Sybul Adams, Esq.

            if to the Purchasers, to:

            c/o General Atlantic Service Corporation
            3 Pickwick Plaza
            Greenwich, CT 06830
            Facsimile: +1 203 622 8818
            Attention: Matthew Nimetz, Esq.
                       David A. Rosenstein, Esq.

            with a copy to:

            Paul, Weiss, Rifkind, Wharton & Garrison LLP
            1285 Avenue of the Americas
            New York, NY 10019-6064
            Facsimile: +1 212 757 3990
            Attention: Douglas A. Cifu, Esq.

            with a copy to:

            Paul, Weiss, Rifkind, Wharton & Garrison LLP
            Alder Castle, 10 Noble Street
            London EC2V 7JU
            United Kingdom
            Facsimile: +44 207 367 1650
            Attention: Tarun M. Stewart, Esq.

            if to the Company, to:

            Net 1 UEPS Technologies, Inc.
            President Place, 4th Floor
            Cnr. Jan Smuts Avenue and Bolton Road
            Rosebank
            Johannesburg
            South Africa
            Facsimile: +27 11 880 7080
            Attention: Dr. Serge C.P. Belamant

            with a copy to:

            DLA Piper Rudnick Gray Cary US LLP
            1251 Avenue of the Americas
            New York, NY 10020-1104
            Facsimile: +1 212 835 6001
            Attention: Marjorie Sybul Adams, Esq.

            All such notices, demands and other communications shall be deemed to have been duly given: (i) when delivered by hand, if personally delivered;
(ii) one Business Day after being sent, if sent via a reputable nationwide overnight courier service guaranteeing next business day delivery; (iii) five
(5) Business Days after being sent, if sent by registered or certified mail, return receipt requested, postage prepaid; and (iv) when receipt is mechanically acknowledged, if sent by facsimile. Any party may by notice given in accordance with this Section 10.2 designate another address or Person for receipt of notices hereunder. Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, first class mail or electronic mail), but
no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party to whom it is given.

            10.3 Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of the parties hereto. Subject to applicable securities laws and the terms and conditions thereof, the Purchasers may assign any of their rights under this Agreement to any of their respective Affiliates, but only after the Closing has occurred. None of the Sellers or the Company may assign any of their rights under this Agreement without the written consent of the Purchasers. Except as provided in Article VIII, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

            10.4 Amendment and Waiver.

                  (a) No failure or delay on the part of any of the parties hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any of the parties hereto from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by all of the parties hereto, and (ii) only in the specific instance and for the specific purpose for which made or given.

            10.5 Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

            10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

            10.7 Consent to Jurisdiction; Service of Process.

                  (a) Any Legal Action arising out of or relating to this Agreement or the transactions contemplated hereby may be instituted in any Federal or State court sitting in New York City, New York. Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such Legal Action, that (i) it is not subject personally to the jurisdiction of such court,
(ii) the Legal Action is brought in an inconvenient forum, (iii) the venue is improper or (iv) this Agreement or the subject matter hereof may not be enforced in or by such court. Each party further irrevocably submits to the exclusive jurisdiction of such court in any such Legal Action.

                  (b) Any and all service of process and any other notice in any such Legal Action shall be effective against any party if given personally or by registered or certified mail, return receipt requested, or by any other means of mail that requires a signed receipt, postage prepaid, mailed to such party at the address provided in Section 10.2. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by law.

            10.8 WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF ANY SUCH ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.8.

            10.9 Severability. If any one or more of the provisions contained in this Agreement, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

            10.10 Rules of Construction. Unless the context otherwise requires, references to sections or subsections refer to sections or subsections of this Agreement.

            10.11 Entire Agreement. This Agreement, together with the exhibits hereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

            10.12 Public Announcements. The parties to this Agreement agree not to, and to cause their Affiliates not to, make any public announcement concerning this Agreement or the transactions contemplated hereby prior to the Closing unless (a) such public announcement has been approved in advance by all of the parties hereto or (b) required by any Requirement of Law or the rules and regulations of any stock exchange or quotation system on which securities of the Company are listed or traded. The Company will give the Purchasers a reasonable opportunity to review and comment on any public announcements or filings which make reference to any of the transactions contemplated by this Agreement.

            10.13 Further Assurances. Each of the parties shall execute such documents and perform such further acts (including, without limitation, obtaining any consents, exemptions, authorizations or other actions by, or giving any notices to, or making any filings with, any Governmental Authority or any other Person) as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

            10.14 Counterparts. This Agreement may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                            [Signature page follows]

            IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Stock Purchase Agreement on the date first written above.

                             SELLERS:

                             CI LAW TRUSTEES LIMITED FOR THE SAN ROQUE TRUST

                             By: /s/ Christopher David St. Clair Morgan
                                 -----------------------------------------------
                                 Name: Christopher David St. Clair Morgan
                                 Title: Director

                             /s/ Serge C.P. Belamant
                             ---------------------------------------------------
                             Serge C.P. Belamant

                             SOUTH AFRICAN PRIVATE EQUITY FUND III, L.P.

                             By: SAPEF III INTERNATIONAL G.P. LIMITED, its
                                 General Partner

                             By: /s/ Hans Schibli
                                 -----------------------------------------------
                                 Name: Hans Schibli
                                 Title: Director

                             SOUTH AFRICAN PRIVATE EQUITY TRUST III

                             By: /s/ Anthony Charles Ball
                                 -----------------------------------------------
                                 Name: Anthony Charles Ball
                                 Title: Manager

                             BRAIT INTERNATIONAL LIMITED

                             By: /s/ Brett Childs
                                 -----------------------------------------------
                                 Name: Brett Childs
                                 Title: Director

                             BRENTHURST PRIVATE EQUITY II LIMITED

                             By: /s/ Alasdair J.K. Pein
                                 -----------------------------------------------
                                 Name: Alasdair J.K. Pein
                                 Title: Managing Partner, Southern Cross
                                 Capital LLC

                             BRENTHURST PRIVATE EQUITY SOUTH AFRICA I LIMITED

                             By: /s/ Alasdair J.K. Pein
                                 -----------------------------------------------
                                 Name: Alasdair J.K. Pein
                                 Title: Managing Partner, Southern Cross
                                 Capital LLC

                             PURCHASERS:

                             GENERAL ATLANTIC PARTNERS 80, L.P.

                             By: GENERAL ATLANTIC LLC, its General Partner

                             By: /s/ Matthew Nimetz
                                 -----------------------------------------------
                                 Name: Matthew Nimetz
                                 Title: Managing Director

                             GAPSTAR, LLC

                             By: GENERAL ATLANTIC LLC, its Sole Member

                             By: /s/ Matthew Nimetz
                                 -----------------------------------------------
                                 Name: Matthew Nimetz
                                 Title: Managing Director

                             GAP COINVESTMENTS III, LLC

                             By: /s/ Matthew Nimetz
                                 -----------------------------------------------
                                 Name: Matthew Nimetz
                                 Title: A Managing Member

                             GAP COINVESTMENTS IV, LLC

                             By: /s/ Matthew Nimetz
                                 -----------------------------------------------
                                 Name: Matthew Nimetz
                                 Title: A Managing Member

                             GAPCO GMBH & CO. KG

                             By: GAPCO MANAGEMENT GMBH,
                                 its General Partner

                             By: /s/ Matthew Nimetz
                                 -----------------------------------------------
                                 Name: Matthew Nimetz
                                 Title: Managing Director

                             COMPANY:

                             NET 1 UEPS TECHNOLOGIES, INC.

                             By: /s/ Herman G. Kotze
                                 -----------------------------------------------
                                 Name: Herman G. Kotze
                                 Title: Chief Financial Officer

                                                                       Exhibit A

                                PURCHASED SHARES

                  PURCHASER                                      PERCENTAGE
------------------------------------------------                 ----------
General Atlantic Partners 80, L.P.                                91.0840%
GapStar, LLC                                                       1.8750%
GAP Coinvestments III, LLC                                         0.1563%
GAP Coinvestments IV, LLC                                          5.4572%
GAPCO GmbH & Co. KG                                                1.4275%

                   SELLER                                        PERCENTAGE
------------------------------------------------                 ----------
CI Law Trustees Limited for the San Roque Trust                     5.19%
Dr. Serge C.P. Belamant                                             9.05%
South African Private Equity Fund III, L.P.                        67.63%
South African Private Equity Trust III                              0.97%
Brait International Limited                                         3.90%
Brenthurst Private Equity II Limited                                8.58%
Brenthurst Private Equity South Africa I Limited                    4.68%

                                                                       Exhibit B

                               REGISTRATION RIGHTS

- The Purchasers will be entitled to two demand registration rights (such demand registration rights to be long form if the Company is not eligible to register its shares of common stock on Form S-3, and subject to the understanding that the first demand registration right may only be exercised after the first anniversary of the Closing and the second demand registration right may only be exercised after the second anniversary of the Closing) for an underwritten offering, and the Purchasers shall have customary "piggyback" registration rights with respect to any primary or secondary securities offering by the Company or any stockholder of the Company.

- In addition, the Purchasers may at any time require the Company to include its shares of Common Stock in a shelf registration statement and keep such registration statement continuously effective for sales thereunder.

- All registration will be effected at the Company's expense (except for underwriters' discounts and commissions), including the fees and expenses of one outside counsel for the Purchasers of up to $50,000.